Exhibit 99.1

Innovative Healthcare Executive and Carle Health COO Matthew Kolb Joins Health Catalyst Board of Directors; Carle Health Becomes Health Catalyst Shareholder

Salt Lake City, UT – February 28, 2023 – Health Catalyst, Inc. (“Health Catalyst,” Nasdaq: HCAT), a leading provider of data and analytics technology and services to healthcare organizations, today announced that Matthew Kolb, Executive Vice President and Chief Operating Officer of Carle Health ("Carle"), has been appointed to serve as a member of Health Catalyst's board of directors ("Board"), effective July 1, 2023.

"Matt is deeply committed to Health Catalyst's and Carle Health's shared mission of data-informed healthcare improvement, and has been an extraordinary leader throughout his career in enabling massive improvements in the healthcare ecosystem. Specifically, Matt's experience and perspective as an executive of a leading, innovative healthcare system will help deepen our insight into the unique challenges facing our clients and how we can continue to position ourselves to alleviate those challenges. We are honored to have Matt contribute his depth of character, commitment, and experience to our Board, and anticipate his contributions to be significant and impactful in the upcoming months and years," said Dan Burton, CEO of Health Catalyst.

Mr. Kolb has served in a variety of medical and administrative leadership positions since joining Carle in 2014, leading innovative, system-level changes aimed at redefining healthcare. Prior to his time at Carle, Kolb served in leadership roles at Allina Health System in Minneapolis. He received his Juris Doctor from the University of Missouri-Columbia School of Law, Master of Health Administration from the University of Missouri-Columbia School of Medicine, and Bachelor of Arts from the University of Illinois at Urbana.

"I have always been deeply drawn to mission-driven healthcare companies like Health Catalyst and Carle Health," said Mr. Kolb. "Throughout the course of Carle's relationship with Health Catalyst, I have gotten to know many Health Catalyst leaders and team members and greatly respect their passion for innovation and improving healthcare. I am thrilled to join Health Catalyst's Board and contribute to their mission of enabling meaningful, data-informed healthcare improvements. I look forward to lending my perspectives and expertise to provide the Board and the Health Catalyst team with further insight into the solutions that will help alleviate challenges health systems face today."

Additionally, Carle announced its recent decision to become a meaningful shareholder of Health Catalyst with the open market purchase of Health Catalyst common stock. Building on a partnership that began in 2020, Carle significantly expanded its client relationship with Health Catalyst in December 2022, signing an expansive five-year contract, inclusive of Carle leveraging Health Catalyst's tech-enabled managed services and an all-access technology subscription, to further advance Carle's innovative analytics capabilities system-wide.

"Carle Health is excited to deepen and add two more facets to our long-term relationship with Health Catalyst, including our ownership stake," said Dennis Hesch, Executive Vice President and Chief Financial Officer of Carle Health. "As we look to serve more patients in innovative ways, our partnership with mission-aligned, strategic organizations like Health Catalyst give us the tools to offer the transformative care our communities deserve. Our investment in this partnership will bring a significant impact in the months and years to come."

About Health Catalyst
Health Catalyst is a leading provider of data and analytics technology and services to healthcare organizations committed to being the catalyst for massive, measurable, data-informed healthcare improvement. Its customers leverage the cloud-based data platform—powered by data from more than 100 million patient records and encompassing trillions of facts—as well as its analytics software and professional services expertise to make data-informed decisions and realize measurable clinical, financial, and operational improvements. Health Catalyst envisions a future in which all healthcare decisions are data informed.

About Carle Health
Carle Health is a vertically integrated system with a bold but simple mission: to be the trusted partner in all healthcare decisions for everyone who depends on it. Combining clinical care, health insurance, medical research and higher education, Carle Health provides highly accessible, high-quality care and service to improve health in communities throughout central Illinois and beyond. Carle Health is driven by a deep philanthropic spirit to solve real-world health issues now and into the future.

Based in Urbana, IL, Carle Health is an integrated system of healthcare services, which includes a five-hospital system, multi-specialty physician groups, as well as the Carle Illinois College of Medicine and the Stephens Family Clinical Research Institute.

Named a Great Place to Work®, Carle Foundation Hospital also ranks as one of America's 50 Best Hospitals by Healthgrades and both Carle Foundation Hospital and Carle BroMenn Medical Center hold Magnet® designation, the nation's highest honor for nursing care.

The system includes five hospitals with 806 beds, multi-specialty physician group practices with more than 1,000 doctors and advanced practice providers, and health plans including FirstCarolinaCare and Health Alliance™.

Health Alliance is a leading provider-driven health plan serving Illinois, Iowa, Indiana, Ohio and Washington, and FirstCarolinaCare health plan serves North Carolina.

Media Contact:
Amanda Hundt
Vice President of Corporate Communications, Health Catalyst
media@healthcatalyst.com